Exhibit 99.1

FOR IMMEDIATE RELEASE

HOUSTON and LONDON, August 25, 2021

LyondellBasell Announces Retirement of Chief Executive Officer

Bob Patel to Continue to Serve in His Role Through 2021

Board Forms Search Committee to Identify a Successor

LyondellBasell (NYSE: LYB) today announced that Chief Executive Officer Bhavesh V. (Bob) Patel intends to retire from the Company as of December 31, 2021. Mr. Patel will continue to lead the Company until that time and will ensure a smooth and orderly transition for his successor. Upon his departure, he will also resign from the Company’s Board of Directors. The Board of Directors has established a sub-committee that will oversee the search for a new CEO and will consider both internal and external candidates.

“Under Bob’s leadership, LyondellBasell has successfully expanded our global portfolio, increased our earnings power, delivered strong cash flows and consistently raised our quarterly dividend,” said Jacques Aigrain, Board Chair. “The Board is grateful for Bob’s exceptional contributions and knows the Company will continue to benefit from the value-driven growth investments made under his leadership. We are extremely proud of his commitment to driving sustainability at LyondellBasell, where we have set an ambitious goal to produce and market two million metric tons of recycled and renewable-based polymers by 2030. Bob’s leadership in this area is exemplified by the Company’s actions as a founding member of the Alliance to End Plastic Waste, an organization which helps address plastic waste in the environment.”

Mr. Patel joined LyondellBasell in March 2010 and was appointed CEO in January 2015. Since that time, the Company has grown substantially through a series of strategic global investments, including the acquisition of A. Schulman, the construction of world-scale manufacturing plants in the U.S. Gulf Coast, and the establishment of new or expanded joint ventures in the United States, China, Korea and Thailand. Under Mr. Patel’s leadership, LyondellBasell was also named to Fortune Magazine’s “World’s Most Admired Companies” list for four consecutive years beginning in 2018 and to Newsweek Magazine’s list of “Most Responsible Companies” for 2021.

“I am excited about the future for LyondellBasell. We have built a strong operational foundation, achieved significant growth, and continue to have a favorable outlook,” said Mr. Patel. “After almost 12 years at the Company, the time has come for me to move to the next chapter of my career, and my decision is made easier given the strength of the Company and the highly experienced, capable leadership team that is in place. I would like to thank all of our employees around the world, our customers, our shareholders and the Board for their support and partnership throughout my time at LyondellBasell. I look forward to following the Company’s further successes as an industry leader.”

About LyondellBasell
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies. In 2021, LyondellBasell was named to FORTUNE Magazine's list of the "World's Most Admired Companies" for the fourth consecutive year. More information about LyondellBasell can be found at www.lyondellbasell.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are not guarantees of future performance or outcomes and involve certain risks, uncertainties and assumptions that are difficult to predict. While LyondellBasell believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting LyondellBasell will be those currently anticipated. All forward-looking statements are expressly qualified in their entirety by the cautionary statements above as well as factors affecting our business generally as set forth in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2020, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

Contacts:

David Kinney, InvestorRelations@lyb.com, Phone: +1 713.309.7141

LyondellBasell Media Relations, mediarelations@lyb.com, Phone: +1 713.309.4738